Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of April 4, 2022 (the “Effective Date”), is entered into by and between Benefitfocus, Inc., a Delaware corporation (the “Company”), and Indaba Capital Management, L.P. (“Indaba”). Indaba and each of its Affiliates (as defined below) are collectively referred to as the “Investors.” The Company and Indaba are sometimes together referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, the Investors beneficially own 3,963,694 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as of the Effective Date; and

WHEREAS, the Company and Indaba desire to enter into this Agreement regarding the appointment and nomination of one (1) director to the Company’s Board of Directors (the “Board”) and certain other matters, as provided for in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Board Composition.

(a) Board Matters.

(i) Concurrent with the execution of this Agreement, the Board and all applicable committees of the Board shall appoint Alexander Lerner (the “New Director”) as a Class II director serving a term expiring at the Company’s 2022 annual meeting of stockholders (the “2022 Annual Meeting”). The Board shall use reasonable best efforts to ensure that the 2022 Annual Meeting be held no later than June 30, 2022.

(ii) The Company agrees that, provided that such director is willing to serve on the Board, it will nominate the New Director (or any Replacement Director) for election at the 2022 Annual Meeting as a director and will recommend and use reasonable best efforts to support and solicit proxies for the election of the New Director at the 2022 Annual Meeting, in the same manner as it recommends, supports and solicits proxies for the election of the Company’s other director nominees. The Company confirms that it has (A) received from the New Director all information required to be or customarily disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, including a fully completed and executed copy of the Company’s director candidate questionnaire (substantially in the form completed by the Company’s incumbent non-management directors), (B) completed all customary background checks on the New Director and (C) determined that the New Director satisfies all eligibility, independence, and other criteria required by the Company to be appointed to the Board and the committees set forth herein and to satisfy the Company’s compliance and legal obligations and to enable the timely filing of the Company’s proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”).

(iii) During the period commencing with the consummation of 2022 Annual Meeting through the Termination Date (as defined below), the Board shall not increase the size of the Board to greater than nine (9) directors without the prior written consent of Indaba (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Board Committees. Immediately following his appointment to the Board, the New Director will be appointed to the Nominating and Governance Committee of the Board (the “Nominating Committee”) and the Strategy and Finance Committee of the Board (the “SFC”). Each of the Nominating Committee and SFC will be comprised of three (3) directors during the Term (as defined below), with the New Director serving as Co-Chair of both the Nominating Committee and the SFC. Each SFC member shall have the right, on reasonable advance notice, to call meetings of the SFC and set the agenda. The SFC is tasked with assessing strategic and value creation opportunities, and its mandate will not be materially changed by the Board without the unanimous recommendation of the members of the SFC. During the Term, the New Director shall be given due consideration for membership on any other committee of the Board formed after the New Director joins the Board.

(c) Board Compensation and Other Benefits. The Company agrees that the New Director (and any Replacement Director) shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board; provided, however, that the Company cannot affect, influence or otherwise change and shall not be responsible for how any of the Investors classify or disclose their pecuniary interest in or beneficial ownership of any equity compensation paid to the New Director (or any Replacement Director).

(d) Board Policies and Procedures. Each Party acknowledges that the New Director (and any Replacement Director), shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board (collectively, the “Company Policies”), and will be required to strictly adhere to the Company’s policies on confidentiality imposed on all members of the Board. Notwithstanding anything to the contrary contained in this Agreement or the Company Policies, the New Director (and any Replacement Director) may provide Confidential Information (as defined below) of the Company to Indaba or legal counsel retained by Indaba that the New Director (or any Replacement Director) learns in his or her capacity as a member of the Board; provided, however, that prior to providing such Confidential Information, the intended recipients shall execute a customary confidentiality agreement pursuant to which (i) they shall be informed of the confidential nature of the Confidential Information and (ii) Indaba shall cause such intended recipients to refrain from disclosing the Confidential Information to anyone, by any means, or from otherwise using the Confidential Information in any way other than in connection with assisting Indaba in the evaluation of its investment in the Company.

(e) Replacement Rights. If, at any time prior to the Termination Date, the New Director (or any Replacement Director) is unable to serve as a director for any reason and ceases to be a director, Indaba shall have the right to propose to the Company a replacement director (a “Replacement Director”) with relevant financial and business experience, who qualifies as “independent” pursuant to Nasdaq’s listing standards and the SEC rules and regulations, does not receive compensation from the Investors and who does not directly or indirectly control any of the Investors; provided that Indaba’s right to propose a Replacement Director pursuant to this Section 1(e) shall terminate when the Investors cease to beneficially own, in the aggregate, the Minimum Ownership Amount (as defined below). Any candidate for Replacement Director shall be subject to the reasonable approval of the Nominating Committee and the Board, which approval shall occur as soon as practicable following Indaba proposing a director and shall not be unreasonably withheld, conditioned or delayed, and such Replacement Director shall be appointed to the Board within five (5) business days after the Board and the Nominating Committee have approved of such candidate. Any Replacement Director appointed to the Board in accordance with this Section 1(e) shall be appointed to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. In the event the Board or the Nominating Committee determines in good faith not to approve any Replacement Director proposed by Indaba, Indaba shall have the right to propose additional Replacement Directors in accordance with this Section 1(e) until a Replacement Director is appointed to the Board.

2. Voting. During the Term, Indaba shall cause all Voting Securities (as defined below) beneficially owned by the Investors to be present in person or by proxy for quorum purposes and to be voted at any meeting of shareholders (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and to consent in connection with any action by written consent in lieu of a meeting, in accordance with the Board’s recommendations with respect to (a) each election of directors, any removal of directors and any replacement of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of the Company by either the Company or any stockholders of the Company; provided, however, that in the event that Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise than the Board with respect to any proposal submitted by the Company or any of its stockholders (other than proposals relating to the election or removal of directors and amendments and/or restatements of the Company’s Second Amended and Restated 2012 Stock Plan, as amended, as previewed with Indaba or its Representatives (as defined below) prior to the date hereof), Indaba will be permitted to vote in accordance with the ISS or Glass Lewis recommendation in its discretion; provided, further, that Indaba shall be permitted to vote in its discretion on any proposal of the Company in respect of any takeover defenses, including but not limited to, a shareholder rights plan (not currently contemplated by the Board as of the Effective Date), or any Extraordinary Transaction (as defined below).

3. Mutual Non-Disparagement.

(a) Subject to Section 4, Indaba agrees that, during the Term, neither it nor any other Investor shall, and it shall cause each of its Representatives and the other Investors’ Representatives not to, directly or indirectly, in any capacity or manner, make, transmit or otherwise communicate in any way any remark, comment, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, or constitute an ad hominem attack on, or otherwise defames the Company or any of its Representatives, or any of their businesses, products or services.

(b) The Company hereby agrees that, during the Term, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, transmit or otherwise communicate in any way any remark, comment, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory, or constitute an ad hominem attack on, or otherwise defames the reputation or good name of the Investors or any of their Representatives, or any of their businesses, products or services.

(c) Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit any Party from making any factual statement, including as required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations.

(d) The limitations set forth in Sections 3(a) and 3(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 3(a) and 3(b), if such statement by the other Party was made in breach of this Agreement.

4. Standstill.

(a) During the Term, Indaba shall not, and shall cause the other Investors and its and the other Investors’ respective Representatives not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(i) advise, influence or encourage any person with respect to, or effect or seek to effect, whether alone or in concert with others, the election, nomination or removal of a director of the Company;

(ii) solicit proxies or written consents of stockholders or encourage or assist other stockholders to withhold any proxy, consent or other authority to vote, or conduct any other type of “withhold,” “vote no” or similar campaign with respect to any Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) in or knowingly encourage or assist any Third Party (as defined below) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of Common Stock or other Voting Securities (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

(iii) knowingly seek to advise, influence or encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company (other than any encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter);

(iv) (A) form, join or in any other way participate in a “group” with respect to any Voting Securities (other than a “group” solely consisting of the Investors), (B) grant any proxy, consent or other authority to vote with respect to any matters to be voted on by the Company’s stockholders (other than to the named proxies included in the Company’s proxy card for any meeting of the Company’s stockholders or any stockholder action by written consent or in accordance with this Agreement) or (C) deposit or agree to deposit any Voting Securities or any securities convertible or exchangeable into or exercisable for any such Voting Securities in any voting trust, agreement or similar arrangement (other than (I) to the named proxies included in the Company’s proxy card for any meeting of the Company’s stockholders or stockholder action by written consent, (II) customary brokerage accounts, margin accounts, prime brokerage accounts and the like or (III) any agreement solely among the Investors);

(v) separately or in conjunction with any Third Party in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation or otherwise, propose (publicly or privately, with or without conditions), indicate an interest in or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or any of its subsidiaries or the assets or businesses of the Company or any of its subsidiaries or actively encourage or initiate or support any other Third Party in any such activity; provided, however, that Indaba and the other Investors shall be permitted to (A) sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction and (B) vote on any such transaction in accordance with this Agreement;

(vi) (A) present at any meeting of the Company’s stockholders any proposal for consideration for action by the stockholders or (B) call or seek to call, or request the call of, alone or in concert with others, or support another stockholder’s call for, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Certificate of Incorporation or Bylaws (each as defined below);

(vii) take any action in support of or make any proposal or request that constitutes: (A) controlling, changing or influencing the Board, management or policies of the Company, including any plans or proposals to change the number or term of directors or the removal of any directors, or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company; (C) any other material change in the Company’s management, business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii) make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise; provided that nothing herein shall prevent the New Director (or any Replacement Director) from making such a request solely in such New Director’s (or Replacement Director’s) capacity as a director in a manner consistent with his or her fiduciary duties to the Company;

(ix) except in the case of fraud by the Company, institute, solicit, join (as a party) or knowingly assist or encourage any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers (including derivative actions), other than (A) litigation by Indaba to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against Indaba or any other Investor or the New Director (or Replacement Director), and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent the Investors from responding to or complying with a validly issued legal process (and the Company agrees that this clause (ix) shall apply mutatis mutandis to the Company and its Representatives (in each case, acting in such capacity) and Affiliates with respect to Indaba);

(x) comment publicly about any director or the Company’s management, policies, strategy, operations, financial results or affairs or any transactions involving the Company or any of its subsidiaries;

(xi) purchase or otherwise acquire, or offer, seek, propose, or agree to acquire, ownership (including beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company, which would result in Indaba beneficially owning more than 14.99% of the then outstanding Common Stock;

(xii) knowingly sell, offer, or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by the Investors to any person not (A) a Party to this Agreement, (B) a member of the Board, (C) an officer of the Company, or (D) an Affiliate of the Investors (any person not set forth in clauses (A)-(D) shall be referred to as a “Third Party”) that, collectively with its Affiliates, beneficially owns more than 5% of the outstanding shares of Common Stock or, as a result of such sale, would beneficially own more than 5% of the outstanding shares of Common Stock;

(xiii) encourage, facilitate, support, participate in or enter into any discussions, negotiations, agreements, arrangements or understandings with respect to, the taking of any actions by any other person in connection with the foregoing that is prohibited to be taken by Indaba; or

(xiv) request that the Company, directly or indirectly, amend or waive any provision of this Section (including this clause (xiv)), other than through non-public communications with the Company that would not reasonably be expected to trigger public disclosure obligations for any of the Parties.

Notwithstanding anything set forth herein to the contrary, nothing set forth in this Agreement shall be deemed to prevent Indaba or the other Investors from (I) communicating privately with the Board or any of the Company’s executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or Indaba to make public disclosure with respect thereto, (II) identifying potential director candidates to serve on the Board as Replacement Directors, so long as such actions do not create, and that Indaba would not reasonably expect to create, a public disclosure obligation for Indaba or the Company, are not publicly disclosed by Indaba or its Affiliates and are undertaken on a basis reasonably designed to be confidential; (III) making or sending private communications to investors or prospective investors in Indaba or any of its Affiliates, provided that such statements or communications (1) are based on publicly available information and (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; (IV) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Indaba; or (V) communicating privately with stockholders of the Company when such communication is not made with an intent to otherwise violate, and would not be reasonably expected to result in a violation of, any provision of this Agreement. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the New Director (or any Replacement Director) in the exercise of his or her fiduciary duties under applicable law as a director of the Company.

(b) Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 1, 2, 3 and 4 of this Agreement shall automatically terminate upon the consummation of a Change of Control transaction agreed to by the Board and involving the Company.

(c) At any time Indaba ceases to have a Schedule 13D filed with the SEC and during the Term, upon reasonable written notice from the Company pursuant to Section 15 hereof, Indaba shall promptly provide the Company with information regarding the amount of the securities of the Company (i) beneficially owned by each of the Investors, (ii) with respect to which any of the Investors has (A) any direct or indirect rights or options to acquire or (B) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (iii) with respect to which Indaba or any other of the Investors has hedged its position by selling covered call options. This ownership information provided to the Company will be kept strictly confidential, unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

5. Representations and Warranties of the Company. The Company represents and warrants to Indaba that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations and Warranties of Indaba. Indaba represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by Indaba, and constitutes a valid and binding obligation and agreement of Indaba, enforceable against Indaba in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for Indaba has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and Indaba, and to bind Indaba to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by Indaba and the performance of this Agreement by the other Investors does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which any Investor is a party or by which it is bound, (d) neither Indaba nor any of its Affiliates has provided or will provide the New Director (or any Replacement Director) with any compensation for his or her service as the New Director (or any Replacement Director), and (e) any onboarding documentation (including any director candidate questionnaire) and other information provided by the New Director to the Company in connection with his appointment to the Board is true, accurate and complete in all material respects.

7. SEC Filings.

(a) No later than four (4) business days following the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide Indaba with a reasonable opportunity to review and comment on the Form 8-K prior to it being filed with the SEC and consider in good faith any comments of Indaba.

(b) No later than two (2) business days following the Effective Date, Indaba shall file with the SEC an amendment to that certain Schedule 13D, dated December 15, 2020 and as amended (the “Schedule 13D”), in compliance with Section 13 of the Exchange Act reporting its entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to the Company’s Form 8-K (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. Indaba shall provide the Company with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company.

8. Term; Termination. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate thirty (30) days before the nomination window closes under the Bylaws for the Company’s 2023 annual meeting of stockholders (the “Termination Date”).

9. Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall promptly reimburse Indaba for its reasonable and documented out-of-pocket fees and expenses, including legal expenses, arising out of or related to its engagement with the Company to date and the negotiation and execution of this Agreement and the transactions contemplated hereby in an amount not to exceed in the aggregate $600,000.

10. No Other Discussions or Arrangements. Indaba represents and warrants that, as of the date of this Agreement, except as specifically disclosed on the Schedule 13D or any Form 4 filing, (a) the Investors do not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) the Investors have not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.

11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 15 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts, the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

12. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 13 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

14. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the Effective Date;

(b) “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(d) “Bylaws” shall mean the Second Amended and Restated Bylaws of the Company, as currently in effect as of the Effective Date;

(e) “Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company, as amended by the Certificate of Amendment dated June 30, 2021, and as may be further amended from time to time;

(f) a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities or (ii) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities, or (iii) the Company sells all or substantially all of its assets to a Third Party;

(g) “Confidential Information” shall mean all information that is understood to be confidential by a reasonable person by the context of its disclosure and/or its content, scope or nature that is entrusted to or obtained by a director of the Company by reason of his or her position as a director of the Company, including, but not limited to, discussions or matters considered in meetings of the Board or Board committees; provided, however, Confidential Information shall not include information that (i) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, generally available to the public other than as a result of any material breach of this Agreement by Indaba or any of its Representatives or any director’s noncompliance with the Company Policies, (ii) at the time of disclosure is, or as of and at such time such disclosure thereafter becomes, available to Indaba or its Representatives on a non-confidential basis from a Third-Party source, provided that, to Indaba or its Representative’s knowledge, such Third-Party is not and was not prohibited from disclosing such Confidential Information to Indaba or its Representative by any applicable law or contractual obligation, (iii) was legally obtained by Indaba or its Representatives prior to being disclosed by or on behalf of a director of the Company (whether or not the New Director or a Replacement Director), or (iv) was or is independently developed by Indaba or any of its Representatives without reliance on, or reference to, any Confidential Information.

(h) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, restructuring, disposition, distribution, spin-off, or sale or transfer of all or substantially all of the Company’s assets, in one or a series of transactions.

(i) “Minimum Ownership Amount” shall mean 5% of the outstanding Common Stock.

(j) “other Party” shall mean, with respect to the Company, Indaba, and with respect to Indaba, the Company;

(k) “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;

(l) “Representative” shall mean a person’s Affiliates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representatives” shall not include any non-executive employees; and

(m) “Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.

15. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email if sent during normal business hours, and on the next business day if sent after normal business hours (to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 15 (or to such other address that may be designated by a Party from time to time in accordance with this Section 15).

If to the Company, to its address at:

Benefitfocus, Inc.

100 Benefitfocus Way

Charleston, South Carolina 29492

Attention:     Joel Collins

Email:

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1114 Avenue of the Americas

32nd Floor

New York, NY 10036

Attention:     Lawrence S. Elbaum

            C. Patrick Gadson

Email:           lelbaum@velaw.com

            pgadson@velaw.com

and

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail

Suite 300

Raleigh, NC 27607

Attention:     Donald R. Reynolds

S. Halle Vakani

Email:           dreynolds@wyrick.com

hvakani@wyrick.com

If to Indaba, to the address at:

Indaba Capital Management, L.P.

c/o Indaba Capital Management L.P.

One Letterman Drive

Building D, Suite DM700

San Francisco, CA 94129

Attention:         Derek C. Schrier

Email:

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention:         Steve Wolosky

                Elizabeth Gonzalez-Sussman

Email:               swolosky@olshanlaw.com

                egonzalez@olshanlaw.com

16. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

17. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties. Any purported assignment or delegation in violation of this Section 19 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

20. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

21. Public Announcement. Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor Indaba shall, and Indaba shall cause the other Investors not to, issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party, except to the extent required by applicable law or the rules of any national securities exchange.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

BENEFITFOCUS, INC.

By:	/s/ Matthew Levin
Name:	Matthew Levin
Title:	President & Chief Executive Officer

Signature Page to

Cooperation Agreement

INDABA CAPITAL MANAGEMENT, L.P.

By:	IC GP, LLC, its general partner

By:	/s/ Derek C. Schrier
Name:	Derek C. Schrier
Title:	Managing Member

Signature Page to

Cooperation Agreement

EXHIBIT A

A-1